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                                                                     EXHIBIT 11


HANOVER DIRECT, INC.
COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                          (In 000's, except per share amounts)

                                                     13 WEEKS ENDED
                                               JUNE 29,           JULY 1,
                                                 1996              1995
                                              ----------------------------                  -----------  ----------
Net income (loss)                             ($ 12,520)        ($  7,490)
Preferred stock dividends                           (59)              (59)
                                              ---------         ---------
Net income (loss) applicable to common
   shareholders                                 (12,579)           (7,549)
Average shares of common stock
   outstanding during the period                 93,576            92,846

Total shares used to calculate PEPS*             93,576            92,846

Primary earnings per share                    $   (0.13)        $   (0.08)

Average shares of common stock
   outstanding during the period                 93,576            92,846

Total shares used to calculate FDEPS*           934,576            92,846

Fully diluted earnings per share              $   (0.13)        $   (0.08)

Average shares of common stock
   outstanding during the period                 93,576            92,846
Basic earnings per share                      $   (0.13)        $   (0.08)

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* Per APB 15, when a net loss is reported, exercise or conversion of stock options is not to be assumed.